EXHIBIT 23.1(b)

The Board of Directors
Boundless Corporation

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 23, 2001 (except for Note 7 as to which the date is April 17, 2001), relating to the consolidated financial statements and schedules of Boundless Corporation appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Seidman, LLP
Melville, New York
October 25, 2001